EXHIBIT 99.1

FOR IMMEDIATE RELEASE		MARCH 11, 2005
CONTACTS:	Colin Neill, CFO	Media Contact:
	Axonyx Inc.	Dawn Lauer
	212-645-7704	212-537-8088
	www.axonyx.com	dlauer@gcigroup.com

AXONYX TO RELEASE ADDITIONAL RESULTS OF PHASE III CLINICAL TRIAL FOR
PHENSERINE IN ALZHEIMER’S DISEASE

NEW YORK, NY, March 11, 2005 Axonyx Inc. (NASDAQ: AXYX) today reported additional detailed information from its first Phase III clinical trial with Phenserine (PT), in development for mild to moderate Alzheimer’s disease (AD). The top line outcome was announced by the Company on February 7, 2005. Although Phenserine demonstrated trends toward efficacy in the primary efficacy variables, no statistically significant differences between the efficacy of the active and placebo groups were observed in areas of cognition, global function, behaviour, and activities of daily living.

These additional results from the Company’s Phase III trial will be presented on Saturday, March 12, 2005 at the 7th International Conference on Alzheimer’s and Parkinson’s disease in Sorrento, Italy.

The Phase III trial involved 375 patients from 11 different clinical sites in Austria, Croatia, Spain and the United Kingdom. After being diagnosed with probable AD, patients were randomized to receive placebo, Phenserine 10mg twice daily or 15mg twice daily, for a period of 6 months. The primary efficacy parameters were the Alzheimer’s Disease Assessment Scale, cognitive subscale (ADAS-cog) and the Clinical Interview Based Impression of Change with caregiver input (CIBIC+). Additional study endpoints included the Alzheimer’s Disease Cooperative Study-Activities of Daily Living Scale (ADCS-ADL) and the Neuropsychiatric Inventory (NPI). Results for these efficacy parameters are summarized in the following table. None of the active treatment/placebo differences achieved statistical significance.

Mean Changes from Baseline in Study Endpoints (+/- 1 Standard Errors)*

Endpoint	Placebo	PT 10mg	PT 15mg
Unmodified ADAS cog	0.35 (+/-1.0)	-0.55 (+/-0.75)	-0.30 (+/-0.75)
CIBIC+	3.82 (+/-0.13)	3.73 (+/-0.08)	3.63 (+/-0.08)
Modified ADAS cog	0.70 (+/-1.2)	-0.50 (+/-1.0)	-0.40 (+/-1.0)
NPI/10	-1.5 (+/-0.80)	-0.7 (+/-0.6)	-0.2 (+/-0.6)
NPI/Distress	-1.10 (+/-0.45)	-0.55 (+/-0.30)	-0.35 (+/-0.30)
ADCS- ADL	-0.1 (+/-1.0)	1.5 (+/-0.7)	0.2 (+/-0.7)

*ITT= Intention to Treat Analysis (end of study analysis)

Adverse events were monitored during the study and incidence rates above 2% of the total number of patients are represented in the following table:

	Placebo (n=76)	PT 10mg (n=150)	PT 15mg (n=149)
Any Adverse Event	36 (47.4)	95 (63.3)	86 (57.7)
Death	1 (1.3)	2 (1.3)	0 (0)
Serious Adverse Event	2 (2.6)	9 (6.0)	9 (6.0)
Adverse Event Leading to Discontinuation	1 (1.3)	15 (10.0)	17 (11.4)
Drug-related Adverse Event	13 (17.1)	48 (32.0)	47 (31.5)

The profile of the serious adverse events occurring in the trial is represented in the following table:

	Placebo (n=76)	PT 10mg (n=150)	PT 15mg (n=149)
Pneumonia	1 (1.3)	3 (2.0)	0 (0.0)
Cardiac Failure	0 (0.0)	3 (2.0)	0 (0.0)
Gastrointestinal Upset	0 (0.0)	0 (0.0)	1 (0.7)
Vomiting	0 (0.0)	1 (0.7)	1 (0.7)
Pulmonary Congestion	0 (0.0)	1 (0.7)	1 (0.7)
Urinary Tract Infection	0 (0.0)	2 (1.3)	0 (0.0)
Pyrexia	0 (0.0)	1 (0.7)	1 (0.7)

Adverse Events Occurring in Greater than 2% of Patients:

	Placebo (n=76)	PT 10mg (n=150)	PT 15mg (n=149)
Nausea	1 (1.3)	18 (12.0)	22 (14.8)
Vomiting	1 (1.3)	8 (5.3)	12 (8.1)
Headache	0 (0.0)	10 (6.7)	10 (6.7)
Vertigo	3 (3.9)	3 (2.0)	8 (5.4)
Abdominal pain upper	2 (2.6)	6 (4.0)	7 (4.7)
Diarrhoea	0 (0.0)	5 (3.3)	6 (4.0)
Dizziness	2 (2.6)	3 (2.0)	5 (3.4)
Atrial fibrillation	2 (2.6)	1 (0.7)	5 (3.4)
Tachycardia	0 (0.0)	2 (1.3)	4 (2.7)
Depression	0 (0.0)	2 (1.3)	4 (2.7)
Bronchitis acute	0 (0.0)	2 (1.3)	3 (2.0)
Constipation	1 (1.3)	3 (2.0)	3 (2.0)
Insomnia	1 (1.3)	3 (2.0)	3 (2.0)
Lymphopaenia	1 (1.3)	2 (1.3)	3 (2.0)
Anaemia	0 (0.0)	3 (2.0)	2 (1.3)
Pyrexia	1 (1.3)	6 (4.0)	2 (1.3)
UTI	1 (1.3)	7 (4.7)	2 (1.3)
RTI	0 (0.0)	5 (3.3)	1 (0.7)
Oedema peripheral	0 (0.0)	3 (2.0)	1 (0.7)
Cardiac failure	1 (1.3)	4 (2.7)	0 (0.0)
Pneumonia	1 (1.3)	3 (2.0)	0 (0.0)
Viral infection	0 (0.0)	3 (2.0)	0 (0.0)
Agitation	0 (0.0)	3 (2.0)	0 (0.0)

The current study indicates that Phenserine is generally well tolerated in patients with probable AD patients, with an adverse event profile similar to that of currently marketed therapies.

“Axonyx has halted additional patient recruitment for the ongoing phase III clinical trials in order to evaluate the planned Phenserine clinical development program,” stated Gosse Bruinsma, M.D., President and Chief Executive Officer of Axonyx. “This decision was taken following recommendations from our Scientific Advisory Board and Safety Steering Committee, as well as the Company’s desire to examine opportunities that could optimise further Phenserine development.”

The AX-CL-06a clinical phase IIb study of Phenserine’s effects on beta-amyloid is continuing.

About Phenserine

Phenserine is a highly selective acetylcholinesterase (AChE) inhibitor that binds with an enzyme that is responsible for the breakdown of a neurotransmitter important in memory and cognition. Unlike other AChE inhibitors, which only suppress the activity of this enzyme, Phenserine has been shown to have two mechanisms of action: (1) the inhibition of the AChE enzyme, and (2) in preclinical studies, the inhibition of the synthesis of Aß, the protein in the brain that is thought to be a cause of brain cell death in Alzheimer’s disease.

About Axonyx

Axonyx Inc. is a U.S.-based biopharmaceutical company engaged in the acquisition and development of proprietary pharmaceutical compounds for the treatment of Central Nervous System disorders.

This press release may contain forward-looking statements or predictions. These statements represent our judgment to date, and are subject to risks and uncertainties that could materially affect the Company including those risks and uncertainties described in the documents Axonyx files from time to time with the SEC, specifically Axonyx’s annual report on Form 10-K. Axonyx cannot assure that the Phase IIb and/or other ongoing Phase III clinical trials, amendments thereto or others, if any, with Phenserine will prove successful, that the safety and efficacy profile of Phenserine exhibited in the previous small Phase II and Phase III trials will remain the same, be better or worse in future clinical trials, if any, that the preclinical results related to the regulation of beta-APP will be substantiated by the Phenserine Phase IIb clinical trial and that Phenserine will be able to slow the progression of Alzheimer’s disease, that the Phase IIb clinical trial data will differentiate Phenserine from the currently marketed drugs, that any efficacy and safety results of the Phase III trial program, if pursued, will prove pivotal, that Axonyx will obtain the necessary financing to complete the Phenserine or other development programs, that the Company’s development work on Phenserine will support an NDA filing, that the results of a Phase III program will allow Phenserine to be approved by the FDA, that the FDA will grant marketing approval for Phenserine, that if Phenserine is approved by the FDA, it will prove competitive in the market, and that Axonyx will obtain licensing or corporate partnership agreements that will enable acceleration of the development of and optimize marketing opportunities for, Phenserine, or that Axonyx will be able to advance any of its other potential memory enhancing compounds toward IND status. Axonyx undertakes no obligation to publicly release the result of any revisions to such forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.